Registration No. 333-__________

As filed with the Securities and Exchange Commission on September 13, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

ORPHAN MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1784594
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

13911 Ridgedale Drive, Suite 250
Minnetonka, Minnesota 55305
(Address, including zip code,
of registrant’s principal executive offices)

_________________

ORPHAN MEDICAL, INC. 2004 Stock Incentive Plan
(Full title of the plan)

_________________

Mr. John Howell Bullion
Chief Executive Officer
Orphan Medical, Inc.
13911 Ridgedale Drive, Suite 250
Minnetonka, Minnesota 55305
952-346-4700
(Name, address and telephone number,
including area code, of agent for service of process)

_________________

Copy to:
Michael Trucano, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
(612) 340-2600
Facsimile: (612) 340-7800

_________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock ($.01 par value per share)	2,250,000(2)(3)	$9.75	$21,937,500	$2,780

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon (i) the weighted average of the offering price for 313,450 options granted under Orphan Medical, Inc. 2004 Stock Incentive Plan (the “Plan”) and (ii) the average of the high and low prices of the registrant’s Common Stock traded on the Nasdaq Stock Market as reported in the consolidated reporting system on September 8, 2004.

(2)	Represents the number of authorized shares under the Plan adopted by stockholders on June 15, 2004.

(3)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

        The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Orphan Medical, Inc. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-24760), as amended to date;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 0-24760);

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 0-24760);

(d)	The Company’s Current Reports on Form 8-K filed on February 23, 2004, April 20, 2004, April 22, 2004, May 24, 2004 and July 22, 2004; and

(e)	The description of the Company’s Common Stock contained in any registration statement or report filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed by the Company for the purpose of updating such descriptions.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.

Item 4.          Description of Securities.

        Not applicable.

Item 5.          Interests of Named Experts and Counsel.

        Not applicable.

Item 6.          Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

        The Company’s Certificate of Incorporation and Bylaws provide that the officers and directors of the Company shall be indemnified to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time.

        The Company has entered into agreements with its directors and executive officers which provide that the Company shall indemnify such persons to the fullest extent authorized by the Delaware General Corporation Law. Such agreements also set forth certain procedures with regard to advances, settlement, maintenance of insurance, notification of claims and defense of claims.

        The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the officers and directors of the Company and covers the Company for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

Item 7.          Exemption from Registration Claimed.

        Not applicable.

Item 8.          Exhibits.

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-3 filed on February 5, 2002).

4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10 filed on August 31, 1994).

5.1	Opinion of Dorsey & Whitney LLP.23.1 Consent of Ernst & Young LLP.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

Item 9.          Undertakings.

                (a)        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

                (ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

                (iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                (2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minnetonka, State of Minnesota, on the 10th day of September, 2004.

ORPHAN MEDICAL, INC.

By	/s/ John Howell Bullion

John Howell Bullion
Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of September, 2004.

Signature	Title

/s/ John Howell Bullion	Chairman, Chief Executive Officer and Director
(principal executive officer)
John Howell Bullion

/s/ Timothy G. McGrath	Vice President and Chief Financial Officer
(principal financial and accounting officer)
Timothy G. McGrath

*	Director

Michael Greene

*	Director

Julius A. Vida, Ph.D

*	Director

William M. Wardell, M.D., Ph.D

*	Director

Thomas B. King

*	Director

Farah H. Champsi

*By:	/s/ John Howell Bullion

John Howell Bullion Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's
Registration Statement on Form S-3 filed on February 5, 2002).

4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on
Form 10 filed on August 31, 1994).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.